Acorn Energy Announces Preliminary Revenue for 2009 up 51% versus 2008; Sets 2010 Guidance

CoaLogix revenue jumps 80%

Montchanin, DE - January 26, 2010 - Acorn Energy (ACFN:NASDAQ) an energy technology holding company today announced preliminary unaudited consolidated revenue for 2009 of $31.3 million, up 51% compared to 2008 revenue of $20.7 million.

Highlights of 2009 Revenues (unaudited)

-CoaLogix revenue up 80% to $18.1 million in 2009 versus $10.1 million in 2008
-DSIT revenue up 10% to $9.2 million in 2009 versus $8.4 million in 2008
-Coreworx revenue of $4 million were flat versus full year unconsolidated 2008 revenue

The Company will provide complete audited results for the full year in its earnings press release and conference call that will be announced at a future date.

Fiscal 2010 Financial Guidance

Acorn Energy management expects fiscal 2010 revenue, including the pending increased revenues associated with the contemplated acquisition of GridSense, to increase more than 50% to over $48 million with an expected consolidated gross margin exceeding 44%.

Commenting on the preliminary 2009 revenue numbers, John Moore, CEO of Acorn, said, “Our portfolio of businesses, which provide technologies for energy infrastructures, performed exceptionally well in 2009 and have not been significantly affected by the worldwide recession. We are looking forward to accelerating growth in 2010 as DSIT, Coreworx and GridSense enter early stages of market penetration with new products and services.

“We expect much of the momentum in anticipated revenue growth to come in the second half of the year after CoaLogix completes the first phase of capacity increase in its new plant and Coreworx introduces its new software in the middle of this year. Since our companies are marketing new technologies to very large energy companies, it is important to note that forecasting the closing of contracts and starting periods is not an exact science; therefore, the actual results may vary from the guidance provided.”

About Acorn Energy

Acorn Energy, Inc. is a publicly traded holding company with equity interests in CoaLogix, Coreworx, DSIT and GridSense. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that CoaLogix, DSIT, Coreworx or GridSense will continue to grow their respective businesses or that the Company will achieve the expected consolidated revenue and gross margin in 2010.  Factors which may cause results to differ from those forecasted include delays in (i) orders or production, (ii) completion of definitive documentation and  closing of the pending acquisition of the portion of GridSense not currently owned by the Company in the coming weeks,(iii) completion of CoaLogix’ new facility and (iv) timely development and market acceptance of Coreworx’ new software.  . A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul Henning
Cameron Associates
(212) 245-8800
Paul@cameronassoc.com